Exhibit 99.(B)(14)(a)(2)

1701 Market Street	Morgan, Lewis
Philadelphia, PA 19103-2921	& Bockius LLP
215.963.5000	Counselors at Law
Fax: 215.963.5001

October 8, 2010

SEI Asset Allocation Trust

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:                               Registration Statement filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We hereby consent to the references to our Firm in the Registration Statement filed on Form N-14 under the Prospectus/Proxy Statement headings “Information About the Reorganization — Material Features of the Plan” and “Information About the Reorganization — Federal Income Tax Consequences.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP